SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 11, 2007
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                               PACTIV CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

        1-15157                                             36-2552989
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(Commission File Number)                        (IRS Employer Identification No)


    1900 West Field Court, Lake Forest, Illinois                    60045
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       (Address of principal executive offices)                  (Zip Code)

       Registrant's telephone number, including area code: (847) 482-2000

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Item 1.01 Entry into Material Definitive Agreement

On June 5, 2007, the Company entered into a Continuing Agreement for Standby Letters of Credit with JPMorgan Chase Bank, N.A. ("Standby Letters of Credit") securing the payment when due of any unpaid principal and interest of the Closing Note (described below in Item 2.01), which Closing Note was issued pursuant to the Agreement and Plan of Merger (described below in Item 2.01). All credits issued pursuant to the Standby Letters of Credit will be issued under the terms of a Credit Agreement dated June 5, 2007 between the Company and JPMorgan Chase Bank, N.A. (the "Credit Agreement").

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 5, 2007, the Company completed the acquisition, by merger, of Prairie Packaging, Inc. ("Prairie") for $1 billion. At the closing of the acquisition, the Company issued to the representatives of the stockholders of Prairie a promissory note (the "Closing Note") with a principal amount of approximately $804 million in satisfaction of a portion of the merger consideration. The Closing Note bears interest at an initial rate of 4.73% and matures on June 18, 2007. A copy of the Agreement and Plan of Merger dated as of April 10, 2007 was attached as Exhibit 99.1 to the Company's Current Report on Form 8-K dated April 12, 2007.

Item 2.03 Creation of Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Items 1.01 and 2.01 above is incorporated herein by reference.

Item 9.01 Financial Statements

     (a)  Financial Statements of Businesses Acquired

     The financial statements required to be filed by this Item are not included herein, but are expected to be filed by amendment no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

     (b)  Pro Forma Financial Information

     The financial statements required to be filed by this Item are not included herein, but are expected to be filed by amendment no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2007

PACTIV CORPORATION


By: /s/ Joseph E. Doyle
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    Joseph E. Doyle
    Vice President and General Counsel